                                                                    EXHIBIT 23






                       CONSENT OF INDEPENDENT ACCOUNTANTS





We consent to the incorporation by reference in the registration statements of Burlington Northern Inc. and Subsidiaries on Form S-8 (Registration Nos. 2-80478, 33-25806, 33-33825, 33-40348, 33-47537, 33-55196, 33-50969
and 33-56541), Form S-4 (Registration Nos. 33-56007 and 33-56183) and Form
S-3 (Registration No. 33-51705) and in the registration statement of BNSF Corporation on Form S-4 (Registration No. 33-57069) of our report dated January 16, 1995 on our audits of the consolidated financial statements and financial statement schedule of Burlington Northern Inc. and Subsidiaries as of December 31, 1994, and 1993, and for each of the three years in the period ended December 31, 1994, which report is included in this Annual Report on Form 10-K.


COOPERS & LYBRAND L.L.P.


Fort Worth, Texas
February 17, 1995